EXHIBIT 99.1

Ryan Specialty Appoints Michael G. Bungert,
Distinguished (Re)Insurance Veteran, to Board of Directors

SEPTEMBER 9, 2025 | CHICAGO, IL – Ryan Specialty Holdings, Inc. (NYSE: RYAN), a leading international specialty insurance firm, today announced that Michael G. Bungert, distinguished (re)insurance veteran, has been appointed to its Board of Directors and serves as a member of its Compensation and Governance Committee, effective September 3, 2025.
“Mike has extensive insurance industry experience and knowledge, and we welcome his strategic insights and talent to the Ryan Specialty Board,” said Patrick G. Ryan, Chairman of the Board of Directors. “We are looking forward to embracing Mike’s contributions to our Board and to Ryan Specialty as a whole.”
“I am thrilled to join the Board of Ryan Specialty,” added Mr. Bungert. “The firm is in a unique position as an industry leader within the specialty insurance space. The leadership team, and all of Ryan Specialty, is filled with extraordinary talent who continue to innovate creative solutions for their clients. I am looking forward to working alongside the widely respected Board members and amplifying the forward momentum of this dynamic firm.”
Mr. Bungert has had a long and illustrious reinsurance career, most recently as Chairman of Aon Re Global from which he retired in 2024 after 11 years in that position. Prior to being Chairman, Mr. Bungert was CEO of Aon Re, a position he assumed in 1998. Mr. Bungert started his career in reinsurance in 1977 as an underwriter trainee at Continental Casualty Company. He then joined CNA Re in 1979 as a London-based North American underwriter. In 1984, Mr. Bungert joined reinsurance intermediary Thomas A. Greene Inc. Intermediaries in Chicago and subsequently joined Aon Re in 1989.
For more information about Ryan Specialty's corporate governance practices and Board of Directors, please visit ir.ryanspecialty.com/corporate-governance.
About Ryan Specialty
Founded in 2010, Ryan Specialty (NYSE: RYAN) is a service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Our mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers. Learn more at ryanspecialty.com.

Contact:

Media	Investor Relations
Alice Phillips Topping SVP, Chief Marketing & Communications Officer Ryan Specialty Alice.Topping@ryanspecialty.com (312) 635-5976	Nicholas Mezick VP, Investor Relations Ryan Specialty ir@ryanspecialty.com (312) 784-6152
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